SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant   ☒
Filed by a party other than the Registrant   ☐

Check the appropriate box:
☒	Preliminary proxy statement
☐	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a–6(e)(2))

KIMCO REALTY CORPORATION
 (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(5)	Total fee paid:

☐ Fee paid previously with preliminary materials:

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:_________________________________________________________________________________

KIMCO REALTY CORPORATION

3333 NEW HYDE PARK ROAD
NEW HYDE PARK, NY   11042-0020

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 17, 2005

          Notice is hereby given of, and you are cordially invited to attend, the 2005 Annual Meeting of Stockholders (the “Meeting”) of Kimco Realty Corporation, a Maryland corporation (the “Company”), to be held on Tuesday, May 17, 2005, at 10 o’clock a.m. at 270 Park Avenue, 11th Floor, New York, NY 10017 for the following purposes:

1.	To elect directors to serve for a term of one year and until their successors are duly elected and qualify;

2.

To consider and vote upon a proposal to amend the charter of the Company to (a) increase the number of shares of stock that the Company has the authority to issue to an aggregate of 461,600,000 shares (b) increase the number of authorized shares of Common Stock of the Company, par value $0.01 per share (the “Common Stock”), from 200,000,000 shares to 300,000,000 shares and (c) increase the number of authorized shares of Excess Stock of the Company, par value $0.01 per share (the “Excess Stock”), from 102,000,000 shares to 153,000,000 shares; and

3.	To transact such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

          Only holders of record of the Common Stock of the Company at the close of business on March 22, 2005, will be entitled to vote at the Meeting or any adjournment(s) or postponement(s) thereof. The enclosed proxy is solicited by the Board of Directors of the Company, which recommends that stockholders vote FOR the election of the Board of Director nominees named therein and FOR the proposal to amend the Company’s charter to increase the aggregate number of shares of stock that the Company has the authority to issue and to increase the number of authorized shares of Common Stock and Excess Stock.  Please refer to the attached Proxy Statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the Meeting.

          IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR, ALTERNATIVELY, YOU MAY AUTHORIZE YOUR PROXY BY TELEPHONE OR BY INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ BRUCE M. KAUDERER

Bruce M. Kauderer
Secretary

April 1, 2005.

KIMCO REALTY CORPORATION

3333 NEW HYDE PARK ROAD, NEW HYDE PARK, NY 11042-0020

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

to be held on May 17, 2005

          This Proxy Statement is furnished to holders of record of the Common Stock, par value $0.01 per share (the “Common Stock”) of Kimco Realty Corporation, a Maryland corporation (the “Company”), in connection with the solicitation of proxies in the form enclosed herewith for use at the 2005 Annual Meeting of Stockholders (the “Meeting”) of the Company to be held on Tuesday, May 17, 2005, at 10 o’clock a.m. at 270 Park Avenue, 11th Floor, New York, NY 10017 for the purposes set forth in the Notice of Annual Meeting of Stockholders.

          This solicitation is made by the Company on behalf of the Board of Directors of the Company (the “Board of Directors” or the “Board”).  Costs of this solicitation will be borne by the Company.  Directors, officers, employees and agents of the Company and its affiliates may also solicit proxies by telephone, telegraph, fax, e-mail or personal interview.  The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.  The Company will pay fees of approximately $4,500 to The Altman Group, Inc., for soliciting proxies for the Company.

          The Company’s Annual Report for the calendar year ended December 31, 2004 has been mailed with this Proxy Statement.  This Proxy Statement and the enclosed form of proxy were mailed to stockholders on or about April 15, 2005.  The principal executive offices of the Company are located at 3333 New Hyde Park Road, New Hyde Park, New York 11042-0020; telephone (516) 869-9000; website http://www.kimcorealty.com.

          Holders of record of the Common Stock as of the close of business on the record date, March 22, 2005, are entitled to receive notice of, and to vote at, the Meeting.  The outstanding Common Stock constitutes the only class of securities entitled to vote at the Meeting and each share of Common Stock entitles the holder thereof to one vote.  At the close of business on March 22, 2005, there were 112,993,219 shares of Common Stock issued and outstanding.  The presence at the Meeting, in person or by proxy, of holders of a majority of such shares will constitute a quorum for the transaction of business at the Meeting.

          Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted (i) FOR the election of all nominees for Director (See Proposal 1) and (ii) FOR approval of the recommendation by the Board of Directors to amend the charter of the Company to (a) increase the number of shares of stock that the Company has authority to issue to an aggregate of 461,600,000 shares, (b) increase the number of authorized shares of Common Stock of the Company, par value $0.01 per share, from 200,000,000 shares to 300,000,000 shares and (c) increase the number of authorized shares of Excess Stock of the Company, par value $0.01 per share, from 102,000,000 shares to 153,000,000 shares (See Proposal 2).  To be voted, proxies must be filed with the Secretary of the Company prior to voting.  Proxies may be revoked at any time before exercise (i) by filing a notice of such revocation with the Secretary of the Company, (ii) by filing a later-dated proxy with the Secretary of the Company or (iii) by voting in person at the Meeting. Dissenting stockholders will not have rights of appraisal with respect to any matter to be acted upon at the Meeting.

          Under Maryland law, shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered by the beneficial owner of the stock to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

PROPOSAL 1
Election of Directors

          The Company’s Bylaws, as amended (the “Bylaws”), provide that all directors be elected at each annual meeting of stockholders.  Pursuant to the Company’s charter and such Bylaws, the Board of Directors has fixed the number of directors to be elected at nine.  The persons named as proxies in the accompanying form of proxy intend to vote in favor of the election of the nine nominees for director designated below, all of whom are presently directors of the Company, to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.  It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve, the proxies may vote for another person nominated by the Nominating and Corporate Governance Committee and approved by the Board of Directors or the Board may, to the extent permissible by the Bylaws, reduce the number of directors to be elected at the meeting.

Information Regarding Nominees (as of March 22, 2005)

Name	Age	Present Principal Occupation or Employment and Five-Year Employment History

Martin S. Kimmel(1)(2)	89

Chairman (Emeritus) of the Board of Directors of the Company since November 1991; Chairman of the Board of Directors of the Company for more than five years prior to such date.  Founding member of the Company’s predecessor in 1966.

Milton Cooper	76

Chairman of the Board of Directors and Chief Executive Officer of the Company since November 1991; Director and President of the Company for more than five years prior to such date.  Founding member of the Company’s predecessor in 1966.

Richard G. Dooley(1)(2)(3)(4)	75

Director of the Company since December 1991.  From 1993 to 2003 consultant to, and from 1978 to 1993, Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company.

Michael J. Flynn	69

Vice Chairman of the Board of Directors of the Company since January 1996 and, since January 1997, President and Chief Operating Officer; Director of the Company since December 1991.  Chairman of the Board and President of Slattery Associates, Inc. for more than five years prior to joining the Company in 1996.

Joe Grills(1)(2)(3)	70	Director of the Company since January 1997. Chief Investment Officer for the IBM Retirement Funds from 1986 to 1993 and held various positions at IBM for more than five years prior to 1986.

David B. Henry	56

Vice Chairman of the Board of Directors of the Company since May 2001 and, since April 2001, Chief Investment Officer of the Company.  Prior to joining the Company, Chief Investment Officer of G.E. Capital Real Estate since 1997 and held various positions at G.E. Capital for more than five years prior to 1997.

F. Patrick Hughes(3)	57

Director of the Company since October 2003.  President, Hughes & Associates, LLC since October 2003.  Previously served as Chief Executive Officer, President and Trustee of Mid-Atlantic Realty Trust from its formation in 1993 to 2003.

Frank Lourenso(1)(2)	64

Director of the Company since December 1991.  Executive Vice President of J.P. Morgan (“J.P. Morgan”, and successor by merger to The Chase Manhattan Bank and Chemical Bank, N.A.) since 1990.  Senior Vice President of J.P. Morgan for more than five years prior to 1990.

Richard Saltzman(1)(2)	48

Director of the Company since July 2003.  President, Colony Capital LLC, (“Colony”) since May 2003.  Prior to joining Colony, Managing Director and Vice Chairman of Merrill Lynch’s investment banking division since 2001 and held various other positions at Merrill Lynch for more than five years prior to that time.

(1) Member of Executive Compensation Committee.
(2) Member of Nominating and Corporate Governance Committee.
(3) Member of Audit Committee.
(4) Lead Director.

          Mr. Cooper is also a director of Getty Realty Corp. and Blue Ridge Real Estate/Big Boulder Corporation.

          Mr. Dooley is also a director of Jefferies Group, Inc.

          Mr. Flynn is also Chairman of the Board of Directors of Blue Ridge Real Estate/Big Boulder Corporation.

          Mr. Grills is also a director and Co-Chairman of the Board of Directors of certain Merrill Lynch Mutual Funds and Director Emeritus of Duke University Management Company.  He also serves as a member of the Investment Advisory Committees of the State of New York Common Retirement Fund and the Virginia Retirement System.  Mr. Grills is a member of the Association of Financial Professionals Committee on Investment of Employee Benefit Assets, its executive committee and is a former chairman of that committee.

          Mr. Henry is also a director of Health Care Property Investors, Inc. and The Retail Initiative, Inc., an affiliated company of Local Initiatives Support Corporation (LISC).

          Mr. Hughes is also a director of Nottingham Properties, Inc., Nottingham Village, Inc. and Hoffberger Holdings, Inc.  He also serves as a trustee of the State Retirement and Pension System of Maryland.

          Term of Office.  All directors of the Company serve terms of one year and until the election and qualification of their respective successors.

          Attendance at Board Meetings.  Each of the Directors named above was in attendance at each of the four regular meetings of the Board of Directors held during 2004, which occurred on February 10, April 21, July 21 and October 20, 2004.  All of the Directors of the Board were in attendance at the 2004 Annual Meeting of Stockholders held on May 20, 2004.

          Stockholder Communications with Directors.  Any stockholders may send communications to the Board of Directors and individual members of the Board by sending a letter by mail addressed to the Board of Directors (or an individual Director) c/o Secretary of the Company, Kimco Realty Corporation, 3333 New Hyde Park Road, New Hyde Park, New York, 11042-0020.  Effective February 1, 2005 the Board named Richard G. Dooley as its Lead Director to review stockholder communications and present them to the entire Board or forward them to the appropriate Director.

Director Independence

          During 2003, the New York Stock Exchange adopted new independence standards for companies listed on the Exchange, including the Company.  These standards require a majority of the Board to be independent and every member of each of the Audit Committee, Executive Compensation Committee, and Nominating and Corporate Governance Committee to be independent.  A director is considered independent only if the Board “affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company),” consistent with additional requirements contained in the listing standards of the New York Stock Exchange.  In connection with this standard, the Board has affirmatively determined that (other than Messrs. Milton Cooper, Michael J. Flynn and David B. Henry, who are employed as executive officers of the Company) all of the directors nominated for election at the annual meeting are independent of the Company and its management under the standards set forth by the New York Stock Exchange.

          Although certain of the independent Directors have relationships with the Company, the Board has reviewed the facts and circumstances of the relationships and has determined that the relationships are not material and therefore do not affect these directors’ independent status under the New York Stock Exchange listing standards.  These directors are Richard Dooley and Frank Lourenso.  Mr. Dooley is currently a director at Jefferies Group, Inc., which provides broker-dealer services to the Company.  Mr. Lourenso is currently an Executive Vice President of J. P. Morgan, which provides investment banking services to the Company. In each case, the commissions and fees paid by the Company to each of these entities (Jefferies and J.P. Morgan, respectively) constitute less than one tenth of one percent (less than 0.1%) of each of those entities’ consolidated gross revenues.  Accordingly, the Board of Directors determined that none of these relationships with the Company is material within the meaning of the New York Stock Exchange rules governing director independence.

Committees of the Board of Directors

          Audit Committee.  The Audit Committee currently consists of Mr. Hughes, who is chairman of the Audit Committee, Mr. Dooley and Mr. Grills, all of whom are independent directors.  The Board of Directors has established the Audit Committee to appoint and oversee the engagement of independent registered public accountants, review with the independent registered public accountants their plans and results of the audit engagement, approve professional services provided by the independent registered public accountants, review the independence of the independent registered public accountants, consider the range of audit and non-audit fees, review the Company’s financial statements, financial reporting issues and review the adequacy of the Company’s internal accounting controls.  Four meetings of the Audit Committee were held during 2004, on February 10, April 21, July 21, and October 20, 2004.  In addition to the four meetings held in 2004, the Audit Committee held various telephonic meetings during 2004.   Additionally, the Audit Committee held a meeting on February 1, 2005 and a telephonic meeting on March 3, 2005.  Each of Mr. Hughes, Mr. Dooley and Mr. Grills is an “audit committee financial expert”, as determined by the Board in accordance with Item 401(h) of Regulation S-K, and are “independent” from the Company as defined by the current listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board of Directors, which was amended in 2005.  A copy of the Audit Committee Charter, as amended, is attached to this Proxy Statement as Appendix A and is available through the Investor Relations/Governance Documents section of the Company’s website located at www.Kimcorealty.com.

          Executive Compensation Committee.  The Executive Compensation Committee currently consists of Mr. Grills, who is chairman of the Executive Compensation Committee, Mr. Kimmel, Mr. Dooley, Mr. Lourenso and Mr. Saltzman, all of whom are independent directors.  The Board of Directors has established an Executive Compensation Committee to determine compensation for the Company’s executive officers, in addition to administering the Company’s Equity Participation Plan (as defined herein).  Four meetings of the Executive Compensation Committee were held during 2004, on February 10, April 21, July 21 and October 20, 2004.  In addition, the Executive Compensation Committee held various telephonic meetings during 2004.  Additionally, the Executive Compensation Committee held a meeting on January 31, 2005. The Executive Compensation Committee operates under a written charter adopted by the Board of Directors.  A copy of the Executive Compensation Committee Charter is available through the Investor Relations/Governance Documents section of the Company’s website located at www.Kimcorealty.com.

          Nominating and Corporate Governance Committee.  The Board of Directors has established a Nominating and Corporate Governance Committee which currently consists of Mr. Dooley, who is chairman of the Nominating and Corporate Governance Committee, Mr. Kimmel, Mr. Grills, Mr. Lourenso and Mr. Saltzman, all of whom are independent directors as defined by the rules of the New York Stock Exchange.  The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a copy of which is available through the Investor Relations/Governance Documents section of the Company’s website located at www.Kimcorealty.com.  The Nominating and Corporate Governance Committee’s functions include recommending candidates for annual election to the Board of Directors and to fill vacancies on the Board of Directors that may arise from time to time.  The Nominating and Corporate Governance Committee is not limited to any specific process in identifying candidates and will consider candidates suggested by other members of the Board, as well as candidates recommended by stockholders, provided such recommendations are submitted in writing ninety days in advance of the anniversary of the preceding year’s annual meeting of stockholders.  Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in the Company’s proxy statement.  Recommendations should be submitted to the Secretary of the Company.  In addition, the Nominating and Corporate Governance Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling other duties.

          In reviewing possible Board candidates, including candidates recommended by stockholders, the Committee considers a candidate’s industry expertise, ethical standards, integrity and personal reputation and accounting and finance background.  The Committee also considers other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, and the evaluations of other prospective candidates.  After completing this evaluation and review, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

          The Nominating and Corporate Governance Committee is also responsible for ensuring that the Company is in adherence with good corporate governance principles and is responsible for developing and implementing the Company’s (i) corporate governance guidelines that apply to all of its directors and management, (ii) code of business conduct and ethics and (iii) code of ethics for its chief executive officer and senior financial officers.  The Nominating and Corporate Governance Committee is also charged with the task of ensuring the Company’s compliance with all New York Stock Exchange listing requirements.  Two meetings of the Nominating and Corporate Governance Committee were held during 2004, on February 10 and October 20, 2004.  In addition, the Nominating and Corporate Governance Committee held a meeting on February 1, 2005.

          Attendance at Committee Meetings. Each of the Directors comprising these various Committees of the Board of Directors was in attendance at all meetings of such Committees held on the dates indicated, except Mr. Saltzman, who did not attend meetings of the Executive Compensation Committee and the Nominating and Corporate Governance Committee on February 10, 2004.

          Meetings of Non-Management Directors. The Non-Management Directors meet in executive session at each regularly-scheduled Board meeting, or more frequently if necessary. “Non-Management” Directors are all those Directors who are not employees of the Company.  The Non-Management Directors consist of Messrs. Kimmel, Dooley, Grills, Hughes, Lourenso and Saltzman.  On February 1, 2005, the Board of Directors named Richard G. Dooley as its Lead Director.  In this capacity, Mr. Dooley is designated to chair executive sessions of the Company’s Non-Management Directors and to act as a liaison between management and other independent directors.  Stockholders wishing to communicate with the Lead Director or with the Non-Management Directors as a group may send a letter by mail addressed to the Lead Director c/o Secretary of the Company, Kimco Realty Corporation, 3333 New Hyde Park Road, New Hyde Park, New York, 11042-0020.

Compensation of Directors

          Members of the Board of Directors and Committees thereof who are not also employees of the Company (“Non-employee Directors”) are entitled to receive an annual fee of $30,000, plus fees of $2,000 for attending each regular or special meeting of the full Board.  During 2004, the Non-employee Directors, other than Mr. Kimmel, were entitled to receive $1,000 for attending each Executive Compensation Committee and Nominating and Corporate Governance Committee meeting.  Effective for 2005, (i) the Non-employee Directors, other than Mr. Kimmel, will be entitled to receive $2,000 for attending each Executive Compensation Committee and Nominating and Corporate Governance Committee Meeting and (ii) each chairman of the Executive Compensation Committee and Nominating and Corporate Governance Committee will be entitled to receive an annual fee of $10,000.  The Non-employee Directors who are members of the Audit Committee also are entitled to receive an annual fee of $10,000 and $2,000 for attending each Audit Committee meeting.  Effective for 2005, the chairman of the Audit Committee will be entitled to an additional annual fee of $10,000.  During 2005, the Company established a Lead Director role, which is entitled to an annual fee of $10,000.  In accordance with the Company’s Equity Participation Plan (as defined herein), the Non-employee Directors may be granted awards of deferred stock (“Deferred Stock”) in lieu of directors’ fees.  Unless otherwise provided by the Board, a grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Common Stock underlying the award has been issued.  Pursuant to such arrangements, each of Messrs. Kimmel, Dooley, Grills, Lourenso, Saltzman and Hughes received directors’ fees in cash of $2,000, $26,000, $26,000, $29,500, $6,000, and $58,000, respectively, during 2004.  During 2004, Messrs. Kimmel, Dooley, Grills, and Saltzman each received Deferred Stock awards valued at $38,000, in lieu of directors’ fees and meeting fees and Mr. Lourenso received Deferred Stock awards valued at $19,000, in lieu of directors’ fees and meeting fees.  Employees of the Company who are also Directors are not paid any directors’ fees.

          During 2004, 2003 and 2002, the Company granted Messrs. Kimmel, Dooley, Grills and Lourenso options to acquire 11,250 shares of Common Stock at $56.96, $43.85 and $31.25 per share, respectively, the market prices on the dates of such option grants.  During 2004, Mr. Saltzman was granted options to acquire 11,250 shares of Common Stock at $56.96 per share, the market price on the date of such option grant.  During 2003, Mr. Saltzman was granted options to acquire 5,625 shares of Common Stock and 11,250 shares of Common Stock at $39.49 per share and $43.85 per share, respectively, the market price on the date of such option grants.  During 2004, Mr. Hughes was granted options to acquire 11,250 shares of Common Stock at $56.96 per share, the market price on the date of such option grant.  During 2003, Mr. Hughes was granted options to acquire 14,063 shares of Common Stock at $43.85 per share, the market price on the dates of such option grant.  See “Executive Compensation and Transactions with Management and Others - Executive Compensation and Employment Agreements” for information concerning stock options granted to Mr. Cooper, Mr. Flynn and Mr. Henry.  The Company intends to grant Non-employee Directors options to acquire an additional 11,250 shares during 2005 at the then current market price.

Vote Required

          Assuming the presence of a quorum, a plurality of all the votes cast by the holders of shares of Common Stock present, in person or by proxy, and entitled to vote at the Company’s Annual Meeting of Stockholders will be sufficient to elect a nominee as a director.  Accordingly, abstentions or broker non-votes as to the election of directors will not affect the result of the election of directors.

          THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES SET FORTH IN THIS PROXY STATEMENT.

Security Ownership of Certain Beneficial Owners and Management

          The following table sets forth certain information available to the Company, as of March 22, 2005, with respect to shares of its Common Stock (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the U.S. Securities and Exchange Commission, the “SEC”) of more than 5% of such shares and (ii) held, individually and as a group, by the directors and executive officers of the Company; and with respect to shares of its Class F Preferred Stock held, individually and as a group, by the directors and executive officers of the Company:

	Shares Owned Beneficially (#)			Percent of Class (%)

Name & Address (where required) of Beneficial Owner	Common		Class F	Common		Class F(2)

Stichting Pensioenfonds ABP	8,798,292	(1)	—	7.8		—
Oude Lindestraat 70
Postbus 2889
6401 DL Heerlen, The Netherlands
Milton Cooper	7,177,788	(3)(4)	—	6.4		—
c/o Kimco Realty Corporation
3333 New Hyde Park Rd.
New Hyde Park, NY 11042
Capital Research and Management Co.	6,550,000	(5)	—	5.8		—
333 South Hope Street, 55th Floor
Los Angeles, CA 90071-1447
Martin S. Kimmel	4,194,703	(6)	—	3.7		—
David B. Henry	453,497	(7)	—		*	—
Michael V. Pappagallo	442,649	(8)	—		*	—
Michael J. Flynn	326,769		—		*	—
Raymond Edwards	196,617	(9)	—		*	—
Jerald Friedman	182,516	(10)	—		*	—
Richard G. Dooley	165,887	(11)	—		*	—
Frank Lourenso	157,941	(12)	—		*	—
Glenn G. Cohen	154,436	(13)	—		*	—
Thomas Caputo	126,200	(14)	—		*	—
Joe Grills	108,750	(15)	—		*	—
Richard Saltzman	28,125	(16)	—		*	—
F. Patrick Hughes	25,313	(17)	—		*	—
Bruce M. Kauderer	—		2,111	—			*
All Directors and executive	13,741,191	(4)	2,111	12.2			*
officers as a group (15 persons)

* Less than 1%

(1)

The Company has received a copy of Schedule 13F as filed with the SEC by Stiching Pensioenfonds ABP (“ABP”) reporting ownership of these shares as of December 31, 2004.  As reported in said Schedule 13F, ABP has sole voting and dispositive power for all such shares.

(2)	Not applicable. The Company’s Class F Preferred Stock is not a voting security of the Company.
(3)

Includes 1,624,125 shares held by Mr. Cooper as trustee for the benefit of Mr. Kimmel’s son.  Does not include 385,790 shares held by adult members of Mr. Cooper’s family, as to all of which shares Mr. Cooper disclaims beneficial ownership. Includes options or rights to acquire 425,439 shares of Common Stock that are exercisable within 60 days of March 22, 2005.

(4)

Does not include 1,635,148 shares held by KC Holdings, Inc., a related, private corporation in which Mr. Cooper holds a controlling interest.  See “Compensation Committee Interlocks and Insider Participation - KC Holdings”.

(5)

The Company has received a copy of Schedule 13G as filed with the SEC by Capital Research and Management Company (“Capital Research”) reporting ownership of theses shares as of December 31, 2004.  As reported in said Schedule 13G, Capital Research has sole dispositive power for all of such shares.

(6)

Does not include 1,624,125 shares held in trust by Mr. Cooper for Mr. Kimmel’s son or 2,430,561 shares held by Mrs. Helen Kimmel, his wife, as to all of which shares Mr. Kimmel disclaims beneficial ownership.  Also, does not include 672,912 shares held by foundations and trusts for which Mrs. Kimmel is a trustee, as to all of which shares Mr. Kimmel disclaims beneficial ownership. Includes options or rights to acquire 67,500 shares of Common Stock that are exercisable within 60 days of March 22, 2005.

(7)	Includes options or rights to acquire 372,376 shares of Common Stock that are exercisable within 60 days of March 22, 2005.
(8)	Includes options or rights to acquire 349,401 shares of Common Stock that are exercisable within 60 days of March 22, 2005.
(9)	Includes options or rights to acquire 182,076 shares of Common Stock that are exercisable within 60 days of March 22, 2005.
(10)	Includes options or rights to acquire 163,351 shares of Common Stock that are exercisable within 60 days of March 22, 2005.
(11)	Includes options or rights to acquire 112,500 shares of Common Stock that are exercisable within 60 days of March 22, 2005.
(12)

Does not include 2,250 shares owned by Mrs. Lourenso, his wife, as to all of which shares Mr. Lourenso disclaims beneficial ownership. Includes options or rights to acquire 101,250 shares of Common Stock that are exercisable within 60 days of March 22, 2005.

(13)	Includes options or rights to acquire 105,549 shares of Common Stock that are exercisable within 60 days of March 22, 2005.
(14)

Does not include 4,500 shares owned by Mrs. Caputo, his wife, as to all of which shares Mr. Caputo disclaims beneficial ownership. Includes options or rights to acquire 105,500 shares of Common Stock that are exercisable within 60 days of March 22, 2005.

(15)	Includes options or rights to acquire 101,250 shares of Common Stock that are exercisable within 60 days of March 22, 2005.
(16)	Includes options or rights to acquire 28,125 shares of Common Stock that are exercisable within 60 days of March 22, 2005.
(17)	Includes options or rights to acquire 25,313 shares of Common Stock that are exercisable within 60 days of March 22, 2005.

Executive Compensation and Transactions with Management and Others

          Executive Officers.  Reference should be made to the Company’s annual report on Form 10-K for the year ended December 31, 2004, incorporated herein by reference, following Part I, Item 4, for information with respect to the executive officers of the Company.

          Executive Compensation.  The following table sets forth the summary compensation of the Chief Executive Officer (and Chairman of the Board of Directors) and the four other most highly paid executive officers of the Company for calendar years 2004, 2003 and 2002.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long Term Compensation Awards

Name and Principal Position	Year Ended	Salary ($)	Bonus ($)	Other Annual Compensation ($) (1)	Restricted Stock Awards	Securities Underlying Options (#) (2)	All other Compensation ($) (3)

Milton Cooper	12/04	671,000	400,000	—	—	112,500	671
Chairman of the Board	12/03	658,500	350,000	—	—	112,500	450
Of Directors and Chief	12/02	658,500	250,000	—	—	112,500	630
Executive Officer
Michael J. Flynn (4)	12/04	671,000	400,000	—	—	112,500	671
Vice Chairman of the	12/03	658,500	350,000	—	—	112,500	450
Board of Directors and	12/02	658,500	350,000	—	—	112,500	630
President & Chief
Operating Officer
David B. Henry (4)	12/04	584,462	475,000	—	—	75,000	17,916	(5)
Vice Chairman of the	12/03	508,500	350,000	—	—	75,000	17,695	(5)
Board of Directors and	12/02	508,500	400,000	—	—	65,000	17,875	(5)
Chief Investment Officer
Jerald Friedman (4)	12/04	475,808	450,000	—	—	30,000	671
Executive Vice	12/03	467,154	450,000	—	—	30,000	450
President	12/02	458,500	450,000	—	—	30,000	630
Michael V. Pappagallo (4)	12/04	416,192	350,000	—	—	75,000	671
Vice President – Chief	12/03	408,500	250,000	—	—	75,000	450
Financial Officer	12/02	408,500	—	—	—	65,000	630

(1)

The Company provides to each of Messrs. Cooper, Flynn, Henry, and Pappagallo the use of a car and driver to transport these individuals in the conduct of their duties as executive officers of the Company.  The Policy on the use of the cars for 2004 is outlined below:

	•	The cars and drivers were available, when not in use by the foregoing executive officer, for other employees conducting Company Business;
	•	These services were also available under certain circumstances to third parties involved in Company business at the Company’s New Hyde Park location;
	•	The cars and drivers were used from time to time for deliveries and other transportation of documents or other materials; and
	•	The cars are provided to these officers, with a driver, for commutation and, without a driver, for personal use.

The aggregate value of all perquisites or other personal benefits received by each of Messrs. Cooper, Flynn, Henry, Friedman and Pappagallo did not exceed the lesser of 10% of annual salary and bonus or $50,000 in 2004, 2003 or 2002.

(2)	Options to acquire shares of Common Stock at exercise prices equal to the fair market value on the dates of grant.
(3)	The amounts shown represent the value of Company paid group term life insurance premiums.
(4)	See “Executive Compensation and Transactions with Management and Others - Employment Agreements”.
(5)	Includes life insurance premium for individual policy paid by the Company and the value of Company paid group term life insurance premiums.

OPTION GRANTS IN LAST FISCAL YEAR

          The following table provides information on options to acquire shares of the Company’s Common Stock granted to the named executive officers during 2004.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)

Name	Options Granted (#) (2)	% of Total Option Granted to Employees In Fiscal Year	Exercise Price ($/Sh)	Expiration Date	5% ($)	10% ($)

Milton Cooper	112,500	5.8	56.96	12/07/14	4,029,750	10,212,750
Michael J. Flynn	112,500	5.8	56.96	12/07/14	4,029,750	10,212,750
David B. Henry	75,000	3.9	56.96	12/07/14	2,686,500	6,808,500
Jerald Friedman	30,000	1.5	56.96	12/07/14	1,074,600	2,723,400
Michael V. Pappagallo	75,000	3.9	56.96	12/07/14	2,686,500	6,808,500

(1)

Assumed annual rates of stock price appreciation, as determined by the SEC, for illustrative purposes only.  Actual stock prices will vary from time to time based upon market factors and the Company’s financial performance.  No assurance can be given that such rates will be achieved.

(2)	Options generally become exercisable one-third on each of the first three anniversaries of the date of grant or sooner at the discretion of the Executive Compensation Committee of the Board.

AGGREGATED OPTION EXERCISES IN LAST
FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

          The following table provides information on options to acquire shares of Common Stock exercised in 2004 by the named executive officers, and the value of each such officer’s unexercised options to acquire shares of Common Stock outstanding at December 31, 2004.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at Year End (#)		Value of Unexercised In-the-Money Options at Year End ($)(1)

Name			Exer.	Unexer.	Exer.	Unexer.

Milton Cooper	4,687	127,002	425,439	226,125	12,076,681	2,204,482
Michael J. Flynn (2)	528,671	11,530,470	135,935	226,125	3,340,237	2,204,482
David B. Henry (2)	3,658	67,917	481,676	147,350	13,916,446	1,378,739
Jerald Friedman (2)	4,687	132,017	275,951	60,300	8,647,062	587,862
Michael V. Pappagallo (2)	79,687	2,712,684	349,401	147,350	10,549,826	1,378,739

(1)	Based upon the closing price of the Company’s Common Stock on the New York Stock Exchange on December 31, 2004 of $57.99 per share.
(2)	See “Executive Compensation and Transactions with Management and Others – Employment Agreements”.

          Employment Agreements.  In November 1998, the Company entered into a five-year employment agreement with Mr. Michael J. Flynn, pursuant to which Mr. Flynn agreed to serve as President and Chief Operating Officer of the Company.  Mr. Flynn also serves as Vice Chairman of the Board of Directors.  In accordance with this employment agreement, Mr. Flynn (i) receives a base salary of $650,000 per annum, (ii) is eligible to receive a bonus in such amounts, if any, as the Board, in its sole discretion, determines and (iii) is eligible to receive grants of Common Stock or options with respect thereto, in such amounts, if any, as the Board, in its sole discretion, determines.  In the event of, and depending upon the reasons for, a termination of Mr. Flynn’s employment with the Company prior to the expiration of the employment agreement, (i) any non-vested options would become 100% vested as of the termination date and (ii) Mr. Flynn would receive severance in the amount equal to the base salary and bonus then in effect for the greater of the balance of the term of this agreement or one year.

          Effective July 2004, the Company entered into a new employment agreement with Mr. Flynn, which is scheduled to expire December 31, 2007, pursuant to which Mr. Flynn continues to serve as President and Chief Operating Officer of the Company.  In accordance with this employment agreement, Mr. Flynn is to receive a minimum of $1,000,000 per annum ($650,000 base salary and $350,000 guaranteed bonus) as compensation for his services and shall be eligible to receive grants of Common Stock of the Company, or options with respect thereto, in such amounts, if any, as the Board in its sole discretion shall determine.  In the event of, and depending upon the reasons for termination of Mr. Flynn’s employment with the Company prior to such dates, (i) any such non-vested shares would become 100% vested as of the termination date and (ii) Mr. Flynn would receive severance in the amount equal to the base salary then in effect for the greater of the balance of the term of this agreement or one year.

          The Company commenced a five-year employment agreement with Mr. David B. Henry, effective April 2001, pursuant to which Mr. Henry serves as Chief Investment Officer of the Company.  Mr. Henry also serves as Vice Chairman of the Board of Directors.  In accordance with this employment agreement, Mr. Henry receives a minimum of $750,000 per annum ($500,000 base salary and $250,000 guaranteed bonus) as compensation for his services.   At the time Mr. Henry signed the employment agreement, he received an unrestricted award of 37,500 shares of Common Stock, which award was valued at $1,062,500 based on the closing price of Common Stock on the date of the grant.  At the same time, Mr. Henry was granted options to acquire 375,000 shares of Common Stock at an exercise price equal to the market price on the date of grant.  Of these stock options 37,500 are considered qualified incentive stock options, as defined in and to the extent permitted under the Company’s Equity Participation Plan, and the remaining 337,500 stock options are non-qualified options.  These options vested in three equal installments upon each of the first three anniversaries of the date of grant.  Mr. Henry is also entitled to an unrestricted award of 37,500 shares of Common Stock if Mr. Henry is employed by the Company on the tenth anniversary of the effective date of the employment agreement.  In the event of, and depending upon the reasons for a termination of Mr. Henry’s employment with the Company prior to such dates, (i) any such non-vested options would become 100% vested as of the termination date and (ii) Mr. Henry would receive severance in the amount equal to the base salary and guaranteed bonus then in effect for the greater of the balance of the term of his employment agreement or one year.

          Effective July 2004, the Company entered into a new employment agreement with Mr. Henry, which is scheduled to expire December 31, 2007, pursuant to which Mr. Henry will serve as Vice Chairman and Chief Investment Officer of the Company.  In accordance with this employment agreement, Mr. Henry is to receive a minimum of $1,000,000 per annum ($650,000 base salary and $350,000 guaranteed bonus) as compensation for his services and shall be eligible to receive grants of Common Stock of the Company or options with respect thereto, in such amounts, if any, as the Board in its sole discretion shall determine.  Mr. Henry is also entitled to an unrestricted award of 37,500 shares of Common Stock if Mr. Henry is employed by the Company on April 2, 2011.  In the event of, and depending upon the reasons for a termination of Mr. Henry’s employment with the Company prior to such dates, (i) any such non-vested shares would become 100% vested as of the termination date and (ii) Mr. Henry would receive severance in the amount equal to the base salary then in effect for the greater of the balance of the term of this agreement or one year.

          In June 1998, the Company entered into a three-year employment agreement with Mr. Jerald Friedman, pursuant to which Mr. Friedman began to serve as Executive Vice President of the Company.  In accordance with this employment agreement, Mr. Friedman received a minimum of $450,000 per annum ($300,000 base salary and $150,000 guaranteed bonus) as compensation for his services.  At the time Mr. Friedman signed the employment agreement, he was granted options to acquire 150,000 shares of Common Stock at an exercise price of $24.958 per share, the market price on the date of grant. These stock options are considered qualified incentive stock options, as defined in and to the extent permitted under the Company’s Equity Participation Plan.  These options vested in three equal installments upon each of the first three anniversaries of the date of grant.

          In April 2000, the Company amended and restated the employment agreement with Mr. Friedman whereby effective January 1, 2000, Mr. Friedman also began to serve as President of the Company’s development subsidiary, Kimco Developers, Inc. (“KDI”).  Effective January 2002, the term of this agreement was extended through December 31, 2005 (the “First Amendment to Employment Agreement”).  In accordance with the First Amendment to Employment Agreement, Mr. Friedman receives a base salary of $450,000 per annum.  In addition, Mr. Friedman is eligible to earn a bonus upon the calculation of KDI’s Profits, as defined in the First Amendment to Employment Agreement.  The bonus is determined and paid semi-annually.  Pursuant to the First Amendment to Employment Agreement, the bonus payable to Mr. Friedman for each six month period ending on the June 30th Measurement Date, as defined in the First Amendment to Employment Agreement, is an amount equal to the lesser of (i) fifteen percent (15%) of KDI’s Profits for that six month period or (ii) $225,000.  The bonus payable to Mr. Friedman for each six month period ending on the December 31st Measurement Date, as defined in the First Amendment to Employment Agreement, is an amount equal to fifteen percent (15%) of KDI’s Profits for the twelve month period just ended, minus the bonus calculated on the immediately preceding June 30th Measurement Date, provided that the annual bonus to be earned by Mr. Friedman shall never exceed $450,000 for any said twelve month period ending on December 31st.  In the event of, and depending upon the reasons for, a termination of Mr. Friedman’s employment with the Company prior to the expiration of the employment agreement, (i) any non-vested options would become 100% vested as of the termination date and (ii) Mr. Friedman would receive severance in the amount equal to the base salary and bonus then in effect for the greater of the balance of the term of this agreement or one year.

          Effective January 2002, the Company entered into a new three-year employment agreement with Mr. Pappagallo pursuant to which Mr. Pappagallo continues to serve as Chief Financial Officer of the Company.  In accordance with this employment agreement, Mr. Pappagallo (i) is to receive a base salary of $400,000 per annum, (ii) shall be eligible to receive a bonus in such amounts, if any, as the Board, in its sole discretion shall determine and (iii) shall be eligible to receive grants of Common Stock of the Company, or options with respect thereto, in such amounts, if any, as the Board in its sole discretion shall determine.  Mr. Pappagallo’s employment contract was extended through 2005.  In the event of, and depending upon the reasons for a termination of Mr. Pappagallo’s employment with the Company prior to such dates, (i) any such non-vested shares would become 100% vested as of the termination date and (ii) Mr. Pappagallo would receive the remaining compensation due through the term of his employment agreement.

Compensation Committee Interlocks and Insider Participation

          The Executive Compensation Committee of the Board of Directors is currently comprised of Messrs. Martin Kimmel, Richard Dooley, Joe Grills, Frank Lourenso and Richard Saltzman.  Mr. Lourenso, was not a member of the Executive Compensation Committee during part of 2004 because he was not an “outside director” under Section 162(m) of the Internal Revenue Code, as amended.  Since then, the Committee has formed a Section 162(m) Subcommittee of which Mr. Lourenso is not a member.  Accordingly, Mr. Lourenso, who is independent of the Company and its management under the standards set forth by the New York Stock Exchange, has rejoined the Executive Compensation Committee.  The Executive Compensation Committee is charged with the responsibility of determining compensation levels, including awards pursuant to the Company’s Equity Participation Plan, for the named executive officers. No executive officer of the registrant served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Company’s Board of Directors or the Executive Compensation Committee.

          KC Holdings.  Mr. Milton Cooper, Chief Executive Officer and Chairman of the Board of Directors of the Company, and Mr. Martin Kimmel, Chairman Emeritus of the Board, are stockholders of KC Holdings, Inc. (“KC Holdings”). The Company is party to a management agreement pursuant to which it manages three of KC Holdings’ four remaining shopping center properties under terms which the Company believes are no less favorable than would be obtained in negotiations with an independent third party. The remaining property is owned in a joint venture and is managed by an unaffiliated joint venture partner. The management agreement was approved by a majority of the Company’s Directors who are not also stockholders of KC Holdings. Management fees paid by KC Holdings to the Company were approximately $0.1 million during 2004.

          Joint Ventures.  Certain members of the Company’s management have investments in various real estate joint ventures or limited partnerships which own and/or operate certain of the Company’s property interests.  Such management investments predate the Company’s initial public offering and, in each case, the Company is a general partner of the joint venture or partnership and controls or directs the management of the joint venture or partnership.  Any material future transactions involving these joint ventures or partnerships, such as major renovations, disposal or sale, is subject to the approval of a majority of disinterested directors of the Company.

          Relationship with J.P. Morgan.  Mr. Frank Lourenso is an Executive Vice President of J.P. Morgan and has been a Director of the Company since December 1991.  The Company maintains its principal banking relationship with J.P. Morgan and J.P. Morgan periodically provides the Company with investment banking services.  J.P. Morgan, together with a consortium of additional banks, provided the Company with a $500.0 million, unsecured revolving credit facility which is scheduled to expire in August 2006.  At December 31, 2004 there was $230.0 million outstanding under this facility.  Also, during 2004, J.P. Morgan was a participant together with other banks, in providing the Company with a $150 million Canadian denominated unsecured revolving credit facility which is scheduled to expire in September 2007.  At December 31, 2004 there was $51.7 million outstanding under this facility.

          Relationship with The State of New York Common Retirement Fund.  Mr. Joe Grills is a member of the Investment Advisory Committee of The State of New York Common Retirement Fund (the “NYSCRF”).  Mr. Grills has been a Director of the Company since January 1997.  During 1999, the Company entered into a joint venture arrangement with the NYSCRF and other institutional investors in connection with the Kimco Income Operating Partnership, an entity established for the purposes of investing in high quality retail properties, financed primarily through the use of individual non-recourse mortgages.  The NYSCRF has contributed approximately $217.5 million to the joint venture.  This investment by the NYSCRF was reviewed by the NYSCRF Real Estate Advisory Committee of which Mr. Grills is not a member.

Report of the Executive Compensation Committee on Executive Compensation

          The Executive Compensation Committee has provided the following Report on Executive Compensation:

          The Committee is responsible for developing, administering, and monitoring the Company’s executive compensation programs; ensuring that the executive compensation programs are designed to be consistent with the Company’s corporate strategies and business objectives; reviewing and approving all compensation plans affecting senior management of the Company; and determining the specific amounts of compensation for the Chief Executive Officer and certain other members of senior management of the Company.  The Committee met on four occasions during 2004 to examine the Company’s compensation structure and determine the proper levels and components of the compensation of the Company’s senior management.

          Compensation Strategy and Performance Criteria.  The members of the Committee attribute the Company’s historical success in large part to the talent and dedication of its associates and, in particular, to the management and leadership efforts of its executive officers.  The Company, under the guidance of the Executive Compensation Committee, is therefore committed to developing and maintaining compensation policies, plans and programs that are intended to promote the enhancement of cash flows, increased values of real property and other investments and, consequently, increased stockholder values, by aligning the financial interests of the Company’s senior management with those of its stockholders.

          Incentive Compensation. The Company relies, to a large degree, on annual and longer term incentive compensation, such as cash bonuses, stock grants and stock option grants, to attract and retain corporate officers and other key associates of outstanding ability, and to motivate such persons to perform to their fullest potential.  These forms of incentive compensation are variable and designed to effectuate a pay-for-performance philosophy that emphasizes management’s ability to consistently improve the

Company’s Funds from Operations, a widely-accepted supplemental measure of performance for real estate investment trusts.  Other performance criteria which affect incentive awards include the demonstrated ability to strengthen the Company’s capital structure, the measure of improved total return to stockholders and individual performance and contributions to corporate goals and objectives.

          General Policies Regarding Compensation of Executive Officers.  The 2004 base salaries for each of the Company’s executive officers were set in accordance with employment contracts or arrangements that were approved by the Board of Directors.  The Committee periodically deliberates the appropriate combination of cash and stock-based compensation, and weighs the competitiveness of the Company’s plans in relation to compensation practices employed by a select group of successful real estate investment trusts that are (i) included in the NAREIT equity index used in the accompanying stock performance graph and (ii) believed to be comparable to the Company based on market capitalization, portfolio size and distribution and product type.  The Committee has generally set base compensation levels for the Company’s executive officers at competitive levels relative to this peer group.  In determining base salaries, the Committee also considers the Company’s performance over time, each executive officer’s performance and subjective features like individual experience.  The Committee considers cash bonuses and annual stock options grants appropriate for compensating and motivating its executive officers annually, after due consideration of corporate and individual performance, changes in job function or title, competitive option grant levels and previously awarded options.

          Consultants to the Committee.  From time to time the Committee may retain compensation and other management consultants to assist with, among other things, structuring the Company’s various compensation programs and determining appropriate levels of salary, bonus and other awards payable to the Company’s officers and key personnel, as well as to guide the Company in the development of near-term individual performance objectives necessary to achieve long-term profitability.  The Committee did not retain any such compensation consultants during 2004, 2003 or 2002.

          2004 Performance.  The Committee determines base salary and incentive compensation of senior management based, in part, on the Company’s performance. In evaluating 2004 performance, the Committee noted the Company’s ability, under the direction of senior management, to increase its Funds from Operations, or FFO, for the year ended December 31, 2004 to $405.3 million as compared to $353.1 million for the year ended December 31, 2003.  On a diluted per share basis, FFO increased 9.9% to $3.55 for the year ended December 31, 2004 from $3.23 for the previous year.

          FFO is a widely accepted supplemental non-GAAP measure of performance for real estate investment trusts.  The following table reconciles the Company’s GAAP Net Income to FFO for the years ended December 31, 2004 and 2003 (in thousands, except per share information).

	Year Ended December 31,

	2004	2003

Funds From Operations
Net income	$297,137	$307,879
Gain on disposition of operating properties	(15,390)	(50,834)
Gain on disposition of joint venture operating properties	(4,045)	—
Depreciation and amortization	102,872	89,068
Depreciation and amortization – real estate jv’s	36,400	29,456
Preferred stock redemption costs	—	(7,788)
Preferred stock dividends	(11,638)	(14,669)

Funds from operations	$405,336	$353,112

Per common share – basic	$3.64	$3.30

– diluted	$3.55	$3.23

Weighted average shares outstanding
- basic	111,430	107,092

- diluted	115,955 (1)	111,168 (1)

(1)

Reflects the potential impact if certain units were converted to common stock at the beginning of the period.  Funds from operations would be increased by $6,113 and $5,771 for the years ended December 31, 2004 and 2003, respectively, reflecting the distributions associated with the units.

          The Company’s improved performance reflects the combined effect of (i) acquisitions of operating properties during 2004 and 2003 providing incremental revenues of $40.4 million for the year ended December 31, 2004, (ii) significant leasing within the portfolio which increased occupancy in the parent portfolio to 93.6% at December 31, 2004, as compared to 90.7% at December 31, 2003, (iii) increased contributions from the Company’s co-investment programs, including the Kimco Income REIT, Kimco Retail Opportunity Portfolio and the Canadian RioCan Venture, (iv) increased gains from Kimco Developers, Inc.’s merchant building sales and (v) increased contributions from other real estate investments, including the Company’s Preferred Equity program and Kimsouth Realty, Inc.’s disposition program.

          In addition, in evaluating the Company’s performance, the Committee considered management’s ability to improve liquidity and strengthen the Company’s consolidated balance sheet through effectively utilizing its medium-term notes program to issue $200 million in cost-effective unsecured debt which provided capital for debt repayment and the establishment of a new three-year Canadian denominated $150 million unsecured revolving credit facility to be used for general corporate purposes, including the funding of Canadian denominated investments.  The Company continues to maintain a strong capital structure as evidenced by the percentage of its total debt to total market capitalization of 24% at December 31, 2004.  The Company has maintained strong debt service coverage and fixed charge coverage ratios as part of its commitment to maintaining its investment grade debt ratings.

          As a result of the Company’s improved 2004 performance, the Board of Directors increased the quarterly common dividend beginning in 2005 by 7.0% to $0.61 per share or $2.44 per share on an annualized basis as compared to $2.28 per share for 2004.

          During 2004, the REIT industry experienced strong investor support primarily because of strong dividend levels in a low interest rate environment and the stable characteristics of REIT stocks.  The Company’s strong financial performance coupled with strong investor support produced total returns to stockholders during 2004 of approximately 36% from the combination of the Company’s dividend and improved common stock price.  The Executive Compensation Committee believes the Company’s 2004 financial and operating performance underscores the Company’s long term strategy to maintain a strong balance sheet while investing opportunistically and selectively in order to enhance stockholder value.

          The Committee determined bonuses and stock awards for senior management in 2004 based on its analysis of the Company’s 2004 performance and the ability of individual members of management to achieve targeted earnings, operations and financing objectives.

          Review of CEO Compensation.  The compensation of Mr. Milton Cooper, Chief Executive Officer and Chairman of the Board of Directors of the Company for the year ended December 31, 2004 was determined in accordance with the criteria discussed above.  In addition, the Committee annually reviews and approves the objectives for the Chief Executive Officer.  The Committee has reviewed all components of Mr. Cooper’s compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to Mr. Cooper and the cost to the Company of all perquisites and other personal benefits.

          Mr. Cooper’s proposed compensation was presented and analyzed in the context of all the components of his total compensation.  Members then had additional time between meetings to ask for additional information and to raise and discuss further questions.  The discussion was continued at a subsequent meeting, after which a vote was taken.

          Under Mr. Cooper’s direction in 2004, the Company achieved notable growth in FFO per share, increased occupancy in the Company’s portfolio and increased contributions from various real estate programs. Mr. Cooper also oversaw improvement in the Company’s liquidity and strengthening of the Company’s consolidated balance sheet in 2004. In recognition of Mr. Cooper’s contributions to the achievement of the Company’s goals and continued successful execution of the Company’s long-term business plan, the Committee granted to Mr. Cooper options to purchase 112,500 shares of Common Stock, which vest over the next three years, and awarded Mr. Cooper a cash bonus of $400,000 for the year ended December 31, 2004.

          Internal Pay Equity.  In the process of reviewing each component, separately and in the aggregate, the Committee directs the Company’s human resources department to prepare a spreadsheet showing the relationship between each management level of compensation within the Company.  The comparison includes all components of compensation, both individually and in the aggregate.  Based on its review of this information, the Committee believes that the relative difference between compensation of the Company’s Chairman and Chief Executive Officer and the compensation of its other executives has not increased significantly over the years.  The comparisons in the Company’s internal pay equity study go back to 2002, and the percentage differences are not significantly different today from then.  Over the period reviewed, Mr. Cooper’s total compensation has been equal to or less than the compensation of the next highest paid executive officer.

          The Committee’s Conclusion.  The Committee finds Mr. Cooper’s total compensation to be reasonable and not excessive in the aggregate.  In considering the components of Mr. Cooper’s total compensation, the Committee takes into account the aggregate amounts and mix of all components, including accumulated (realized and unrealized) option and restricted stock gains.

Joe Grills, Chairman
Martin S. Kimmel
Richard G. Dooley
Frank Lourenso
Richard Saltzman

          The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

          Total Stockholder Return Performance.  The following performance chart compares, over the five years ended December 31, 2004, the cumulative total stockholder return on the Company’s common stock with the cumulative total return of the S&P 500 Index and the cumulative total return of the NAREIT Equity REIT Total Return Index (the “NAREIT Equity Index”) prepared and published by the National Association of Real Estate Investment Trusts (“NAREIT”). Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets.  The NAREIT Equity Index includes all tax qualified equity real estate investment trusts listed on the New York Stock Exchange, American Stock Exchange or the NASDAQ National Market System.  Stockholder return performance, presented quarterly for the five years ended December 31, 2004, is not necessarily indicative of future results.  All stockholder return performance assumes the reinvestment of dividends.

          Equity Participation Plan

          Description of Plan.  The Company maintains its Stock Option Plan (the “Stock Option Plan”) and its 1998 Equity Participation Plan (the “Equity Participation Plan”) for the benefit of its eligible employees, consultants and directors.  The Equity Participation Plan was established for the purpose of attracting and retaining the Company’s directors, executive officers and other key employees by offering them an opportunity to own Common Stock and/or rights which will reflect the growth, development and financial success of the Company.  The Equity Participation Plan provides that the Executive Compensation Committee or the Board, as applicable, may grant or issue “incentive” stock options and “non-qualified” stock options (within the meaning of the Internal Revenue Code, the “Code”), that vest over time and are exercisable at the “fair market value” of the Common Stock at the date of grant.  In addition, the Equity Participation Plan provides for (i) the granting of restricted stock awards that vest over time and for (ii) the granting of deferred stock (“Deferred Stock”) to the Non-employee Directors of the Company.  Deferred Stock may be granted to Non-employee Directors in lieu of directors’ fees which would otherwise be payable to such Non-employees Directors, pursuant to such policies as may be adopted by the Board from time to time.  Unless otherwise provided by the Board, a grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Common Stock underlying the award has been issued.  The term of an award of Deferred Stock shall be set by the Board in its sole discretion.  The Board grants stock options in consideration of employees past or prospective service with the Company.

          The Executive Compensation Committee has the authority under the Equity Participation Plan to determine the terms of options granted under the Equity Participation Plan, including, among other things, the individuals (who may be any of the Company’s employees, any of the Company’s consultants or any of the Company’s directors) who shall receive options, the times when they shall receive them, whether an incentive stock option and/or non-qualified option shall be granted, the number of shares to be subject to each option and the date or dates each option shall become exercisable.  All employees, consultants and directors of the Company are eligible to receive options under the Equity Compensation Plan. The Executive Compensation Committee also has the authority to grant options upon the condition that the employee agrees to cancel all or a part of a previously granted option and to amend or accelerate the vesting of previously granted options.  The Board of Directors has adopted an amendment to the Equity Participation Plan that provides that the stock options, once granted, may not be re-priced by the Executive Compensation Committee, except in connection with a transaction such as a stock split, stock dividend, merger, corporate reorganization or other transaction in an appropriate manner in order to prevent dilution or enlargement of the benefits or potential benefits to the holder as a result of or in connection with such transaction.

          The exercise price and term of each option are fixed by the Executive Compensation Committee, provided, however, that the exercise price must be at least equal to the fair market value of the stock on the date of grant and the term cannot exceed 10 years; and further provided that in the case of an incentive stock option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, a subsidiary or a parent (within the meaning of Section 424 of the Code), the exercise price must be at least 110% of the fair market value on the date of grant and the term cannot exceed five years.  Incentive stock options may be granted only within 10 years from the date of adoption of the Equity Participation Plan.  The aggregate fair market value (determined at the time the option is granted) of shares with respect to which incentive stock options may be granted under the Equity Participation Plan, or any other plan of the Company or any parent or subsidiary, which stock options are exercisable for the first time during any calendar year, may not exceed $100,000.  The maximum number of options that may be granted to any one individual in any calendar year shall not exceed 750,000, provided that the grant of the options will not cause the Company to fail to qualify as a real estate investment trust for Federal income tax purposes.  An optionee may, with the consent of the Executive Compensation Committee, elect to pay for the shares to be received upon exercise of his options in cash, shares of Common Stock or any combination thereof.

          Option Grants and Restricted Stock Awards.  A maximum aggregate of 18,500,000 shares of Common Stock have been reserved for issuance under the Stock Option Plan (4,500,000 shares, all of which have been issued) and the Equity Participation Plan (14,000,000 shares).  Options to acquire 1,943,750, 1,621,438 and 1,562,525 shares were granted during 2004, 2003 and 2002 at weighted average exercise prices of $55.44, $43.34 and $31.27 per share, respectively.  The closing price of the Company’s common stock on the New York Stock Exchange on March 22, 2005 was $53.43.  In addition, 3,511 shares of restricted stock were issued during 2004.

Equity Compensation Plan Information

          The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2004.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by stockholders	7,619,786	$38.12	3,166,133
Equity compensation plans not approved by stockholders	N/A	N/A	N/A

Total	7,619,786	$38.12	3,166,133

401(k) Plan

          The Company maintains a 401(k) retirement plan (the “401(k) Plan”) covering substantially all officers and employees of the Company.  The 401(k) Plan permits participants to defer up to a maximum of 10% of their eligible compensation, which deferrals generally are matched concurrently by the Company up to a maximum of 5% of the employee’s eligible compensation (caped at $170,000).  Participants in the 401(k) Plan are not subject to Federal and state income tax on salary deferral contributions or Company contributions or on the earnings thereon until such amounts are withdrawn from the 401(k) Plan.  Salary reduction contributions are treated as wages subject to FICA tax.  Withdrawals from the 401(k) Plan may only be made upon termination of employment, or in connection with certain provisions of the 401(k) Plan that permit hardship withdrawals.

Certain Relationships and Related Transactions

          KC Holdings. Mr. Milton Cooper, Chief Executive Officer and Chairman of the Board of Directors of the Company, and Mr. Martin Kimmel, Chairman Emeritus of the Board, are stockholders of KC Holdings, Inc. (“KC Holdings”). The Company is party to a management agreement pursuant to which it manages three of KC Holdings’ four remaining shopping center properties under terms which the Company believes are no less favorable than would be obtained in negotiations with an independent third party. See “Compensation Committee Interlocks and Insider Participation—KC Holdings.”

          Joint Ventures. Members of the Company’s management have investments in certain real estate joint ventures or limited partnerships which own and/or operate certain of the Company’s property interests.  Any material future transactions involving these joint ventures or partnerships is subject to the approval of a majority of disinterested directors of the Company. See “Compensation Committee Interlocks and Insider Participation—Joint Ventures.”

          Relationship with J.P. Morgan. Mr. Frank Lourenso is an Executive Vice President of J.P. Morgan and has been a Director of the Company since December 1991.  The Company maintains its principal banking relationship with J.P. Morgan and J.P. Morgan periodically provides the Company with investment banking services.  J.P. Morgan, together with a consortium of additional banks, provided the Company with a $500 million unsecured revolving credit facility and is a participant in the Company’s $150 million Canadian denominated unsecured credit facility.  See “Compensation Committee Interlocks and Insider Participation—Relationship with J.P. Morgan.”

          Relationship with The State of New York Common Retirement Fund. Mr. Joe Grills is a member of the Investment Advisory Committee of The State of New York Common Retirement Fund (the “NYSCRF”).  Mr. Grills has been a Director of the Company since January 1997.  During 1999, the Company entered into a joint venture arrangement with the NYSCRF and other institutional investors in connection with the Kimco Income Operating Partnership. This investment by the NYSCRF was reviewed by the NYSCRF Real Estate Advisory Committee of which Mr. Grills is not a member. See “Compensation Committee Interlocks and Insider Participation—Relationship with The State of New York Common Retirement Fund.”

          Family Relationships.  Mr. Paul Dooley, Manager of Real Estate Tax Administration and Insurance of the Company, is the son of Mr. Richard G. Dooley, a director of the Company.  Mr. Paul Dooley was paid a cash salary in 2004 as an employee of the Company that is commensurate with his position and was granted 10,000 options in 2004 pursuant to the Equity Participation Plan.  In addition, Mr. Paul Dooley was extended loans in the amount of $49,983 in 2001, $36,960 in 2000 and $62,865 in 1999 to supplement available margin loans and partially fund the purchase of 4,511 shares, 3,465 shares and 4,950 shares, respectively, of Common Stock.  The stock purchase loans are scheduled to be repaid over a term of two years and bear interest at a rate of 6% per annum, however, the term may be extended at the discretion of the Board of Directors.  The amount outstanding under these loans as of March 22, 2005 was $86,819.

          Mr. Patrick Flynn, Director of Real Estate of the Company, is the son of Mr. Michael J. Flynn, Vice Chairman of the Board, President and Chief Operating Officer of the Company.  Mr. Patrick Flynn is also the President and a director of Blue Ridge Real Estate/Big Boulder Corporation, an entity in which the Company has a significant interest.  Mr. Patrick Flynn was paid a cash salary in 2004 as an employee of the Company that is commensurate with his position and was granted 10,000 options in 2004 pursuant to the Equity Participation Plan.

          Mr. Connor Flynn, Asset Manager of the Company, is also the son of Mr. Michael J. Flynn, Vice Chairman of the Board, President and Chief Operating Officer of the Company.  Mr. Connor Flynn was paid a cash salary in 2004 as an employee of the Company that is commensurate with his position and was granted 5,000 options in 2004 pursuant to the Equity Participation Plan.

          Transactions with Ripco Real Estate Corporation (“Ripco”).  Ripco’s primary business activity is that of a leasing agent and representative for national and regional retailers.  Mr. Todd Cooper, an officer and 37% shareholder of Ripco, is a son of Mr. Milton Cooper, Chief Executive Officer and Chairman of the Board of Directors of the Company.  During 2004, the Company paid brokerage commissions of $35,174 to Ripco for services rendered as leasing agent for two national tenants in shopping center properties owned by the Company.  The Company believes that the brokerage commissions paid were at or below the customary rates for such leasing services.

Audit Committee Report

          The Audit Committee of the Board of Directors of the Company is responsible for providing objective oversight of the Company’s financial accounting and reporting functions, system of internal control and audit process.  During 2004, the Audit Committee was comprised of three directors all of whom were independent as defined under the then current listing standards of the New York Stock Exchange.  The Audit Committee operates under a written charter adopted by the Board of Directors, which was amended in 2004.  A copy of the Audit Committee Charter, as amended, is attached to this Proxy Statement as Appendix A and is available on the Company’s web site.

          Management of the Company is responsible for the Company’s system of internal control and its financial reporting process.  The independent registered public accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon.  The Audit Committee is responsible for the monitoring and oversight of these processes.

          In connection with these responsibilities, the Audit Committee met with management and the Company’s independent registered public accounting firm to review and discuss the December 31, 2004 audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting.  The Audit Committee also discussed with the independent registered public accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).  The Audit Committee also received written disclosures from the independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accountants their independence.

          Based upon the Audit Committee’s discussions with management and the independent registered public accountants, and the Audit Committee’s review of the December 31, 2004 audited consolidated financial statements and the representations of management and the independent registered public accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, to be filed with the Securities and Exchange Commission.

F. Patrick Hughes, Chairman
Richard G. Dooley
Joe Grills

          The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Independent Registered Public Accountants

          PricewaterhouseCoopers LLP was engaged to perform the integrated audit of the Company’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and an audit of its 2003 consolidated financial statements.  There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than as pertaining to its engagement as independent registered public accountants for the Company in previous years.  Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

          The following table provides information relating to the fees billed to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2004 and 2003:

	2004	2003

Audit Fees (1)	$935,500	$500,000
Audit Related Fees (2)	$33,000	$30,000
Tax Fees	$—	$—
All Other Fees	$39,500	$—

(1)

Audit fees include all fees for services in connection with (i) the annual audit of the Company’s fiscal 2004 and 2003 financial statements included in its annual reports on Form 10-K, (ii) Sarbanes-Oxley Section 404 planning and testing relating to the Company’s fiscal 2004 integrated audit, (iii) the review of the financial statements included in the Company’s quarterly reports on Form 10-Q, (iv) the audit of the fiscal 2004 and 2003 financial statements of KIR, an entity in which the Company has a 43.3% non-controlling limited partnership interest and (v) the consents and comfort letters issued in connection with two unsecured debt offerings during 2004 and two common stock offerings, one preferred stock offering, three unsecured debt offerings and filing of the Company’s shelf registration statement during 2003.

(2)	Includes fees for the audit of the Company’s employee benefit plan.
(3)	Includes fees for services in connection with property tax assessments.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accountants.   The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accountants.  The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accountants.

          On an ongoing basis, management communicates specific projects and categories of services for which the advance approval of the Audit Committee is requested.  The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accountants.  On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services as compared to the approved amounts.  The Audit Committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that such pre-approvals are reported on at a subsequent Audit Committee meeting.  All services performed for 2004 and 2003 were pre-approved by the Committee.

          The Audit Committee of the Board of Directors annually submits its recommendation with respect to the engagement of independent registered public accountants at the meeting of the full Board of Directors which takes place each year during the Company’s third fiscal quarter.  PricewaterhouseCoopers LLP has been the Company’s independent registered public accountants since 1986.  The Audit Committee of the Board of Directors will review the appointment of PricewaterhouseCoopers LLP for 2005 later this year.

PROPOSAL 2
Proposal Regarding Amendment of Charter to Increase Number of Shares of Authorized Stock

          By resolution dated February 1, 2005, the Board of Directors adopted a resolution declaring it advisable to amend subsection A of Article IV of the Company’s charter to (a) increase the aggregate number of shares of stock that the Company has the authority to issue to an aggregate of 461,600,000 shares, (b) increase the number of shares of Common Stock that the Company has authority to issue to 300,000,000 shares and (c) increase the number of shares of Excess Stock that the Company has authority to issue to 153,000,000 shares.  The number of authorized shares of all other classes, as set forth below, would remain the same.  The proposed revised subsection A of Article IV of the Company’s charter is set forth as Appendix B to this Proxy Statement.  The Board of Directors directed that the amendment be submitted for consideration by the stockholders at the Meeting.

          The Company’s charter currently authorizes the issuance of up to 310,600,000 shares, consisting of:

                    200,000,000 shares of Common Stock, par value $0.01 per share;
                    102,000,000 shares of Excess Stock, par value $0.01 per share;
                               3,600,000 shares of Preferred Stock;
                              345,000 shares of 7¾% Class A Cumulative Redeemable Preferred Stock,
                    $1.00 par value per share (“Class A Preferred Stock”);
                              230,000 shares of 8½% Class B Cumulative Redeemable Preferred Stock,
                    $1.00 par value per share (“Class B Preferred Stock”);
                              460,000 shares of 8 3/8% Class C Cumulative Redeemable Preferred Stock,
                    $1.00 par value per share (“Class C Preferred Stock”);
                              700,000 shares of 7 1/2% Class D Cumulative Convertible Preferred Stock,
                    $1.00 par value per share (“Class D Preferred Stock”);
                              700,000 shares of 6.65% Class F Cumulative Redeemable Preferred Stock,
                    $1.00 par value per share (“Class F Preferred Stock”);
                                65,000 shares of Floating-Rate Class E Cumulative Redeemable Preferred Stock;
                    $1.00 par value per share (“Class E Preferred Stock”);
                              345,000 shares of Class A Excess Preferred Stock, $1.00 par value per share
                    (“Class A Excess Preferred Stock”);
                              230,000 shares of Class B Excess Preferred Stock, $1.00 par value per share
                    (“Class B Excess Preferred Stock”);
                              460,000 shares of Class C Excess Preferred Stock, $1.00 par value per share
                    (“Class C Excess Preferred Stock”);
                              700,000 shares of Class D Excess Preferred Stock, $1.00 par value per share
                    (“Class D Excess Preferred Stock”);
                                65,000 shares of Class E Excess Preferred Stock, $1.00 par value per share
                    (“Class E Excess Preferred Stock”); and
                              700,000 shares of Class F Excess Preferred Stock, $1.00 par value per share
                    (“Class F Excess Preferred Stock”).

          As of March 22, 2005, the outstanding shares of stock of the Company were as follows: 112,993,219 shares of Common Stock; no shares of Excess Stock; no shares of Preferred Stock; no shares of Class A Preferred Stock; no shares of Class A Excess Preferred Stock; no shares of Class B Preferred Stock; no shares of Class B Excess Preferred Stock; no shares of Class C Preferred Stock; no shares of Class C Excess Preferred Stock; no shares of Class D Preferred Stock; no shares of Class D Excess Preferred Stock; no shares of Class E Preferred Stock; no shares of Class E Excess Preferred Stock and 700,000 shares of Class F Preferred Stock and no shares of Class F Excess Preferred Stock.  In addition, as of the same date, approximately 2,632,393 shares of Common Stock have been reserved for issuance under the Company’s Equity Participation Plan.

          The authorized shares of Common Stock in excess of those presently outstanding will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by the Company’s stockholders, except as may be required by applicable laws or regulations, including stock exchange rules.  The Board of Directors believes that it is in the best interests of the Company and its Stockholders to have additional Common Stock authorized which would be available for issuance for stock dividends, stock splits, retirement of indebtedness, employee benefit programs, corporate business combinations, acquisitions of property or other corporate purposes.  The authorized shares of Excess Stock, proposed to be increased in direct proportion to the increase in the number of authorized shares of Common Stock, will be available for issuance pursuant to the Company’s charter and as may be necessary to preserve the Company’s qualification as a real estate investment trust under applicable tax laws.  The Board does not intend to issue any stock except for reasons and on terms which the Board deems to be in the best interests of the Company.  Because the holders of the Common Stock do not have preemptive rights, the issuance of Common Stock (other than on a pro rata basis to all current stockholders) would reduce the current stockholders’ proportionate interests.  However, in any such event, stockholders wishing to maintain their interests may be able to do so through normal market purchases.  Any future issuance of Common Stock will be subject to the rights of holders of outstanding shares of the existing Class F Preferred Stock and of any shares of the Preferred Stock the Company may issue in the future.

Vote Required

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE COMPANY’S CHARTER TO INCREASE THE AGGREGATE NUMBER OF SHARES OF STOCK, THE NUMBER OF SHARES OF COMMON STOCK AND THE NUMBER OF SHARES OF EXCESS STOCK THAT THE COMPANY IS AUTHORIZED TO ISSUE.

Proxies will be so voted unless stockholders specify otherwise in their proxies. The affirmative vote of holders of two-thirds of the outstanding shares of Common Stock is required for approval of this proposal. Consequently, abstentions and broker non-votes will have the same effect as votes against the proposal.  If the proposed amendment is approved by the stockholders, it will become effective upon the filing of an Article of Amendment and Restatement for recording with the State Department of Assessments and Taxation of Maryland, which will occur as soon as reasonably practicable after approval.

Other Matters

          Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports (Forms 3, 4 and 5) of the ownership and changes in the ownership of such equity securities with the SEC and the New York Stock Exchange.  Officers, directors and beneficial owners of more than ten percent of the Company’s stock are required by SEC regulation to furnish the Company with copies of all such forms which they file.

          Based solely on the Company’s review of the copies of Forms 3, 4 and 5 and amendments thereto received by it for the year ended December 31, 2004, or written representations from certain reporting persons that no such forms were required to be filed by those persons, the Company believes that during the year ended December 31, 2004, all such filings under Section 16(a) of the Exchange Act were filed on a timely basis by its officers, directors, beneficial owners of more than ten percent of the Company’s stock and other persons subject to Section 16(a) of the Exchange Act.

          Reference should be made to the Company’s annual report on Form 10-K for the year ended December 31, 2004, and the Company’s Annual Report delivered together with this Proxy Statement, such documents incorporated herein by reference, for financial information and related disclosures required to be included herein.

          Stockholders’ Proposals.  Proposals of stockholders intended to be presented at the Company’s Annual Meeting of Stockholders to be held in 2006, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must be received by the Company no later than November 30, 2005, in order to be included in the Company’s proxy statement and form of proxy relating to that meeting.  Such proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.  A stockholder who wishes to make a proposal at the 2006 Annual Meeting without including the proposal in the Company’s proxy statement and form of proxy relating to that meeting must notify the Company by February 14, 2006.  If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board for the 2006 Annual Meeting may exercise discretionary voting power with respect to any such proposal.

          Code of Ethics.  The Board of Directors has adopted a written Code of Ethics for the Company that applies to the Chief Executive Officer, Chief Operating Officer, Chief Investment Officer, Chief Financial Officer, Controller and the other executive officers of the Company. A copy of the Company’s Code of Ethics is available through the Investor Relations/Governance Documents section of the Company’s website located at www.Kimcorealty.com and is available in print to any stockholder who requests it.

          Corporate Governance Guidelines.  The Board of Directors has adopted written Corporate Governance Guidelines in accordance with the New York Stock Exchange listing requirements.  A copy of the Company’s Corporate Governance Guidelines is available through the Investor Relations/Governance Documents Section of the Company’s website located at www.Kimcorealty.com and is available in print to any stockholder who requests it.

          Documents Incorporated by Reference.  This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith.  These documents (except for certain exhibits to such documents, unless such exhibits are specifically incorporated herein) are available upon request without charge.  Requests may be oral or written and should be directed to the attention of the Secretary of the Company at the principal executive offices of the Company.  In addition, within the Investor Relations/Documents section of the Company’s website located at www.Kimcorealty.com, you can obtain, free of charge, a copy of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended, as soon as reasonably practicable after we file such material electronically with, or furnish it to, the SEC.

          All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting shall be deemed incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement, except as so modified or superseded.

          Other Business.  All shares represented by the accompanying proxy will be voted in accordance with the proxy.  The Company knows of no other business which will come before the Meeting for action.  However, as to any such business, the persons designated as proxies will have authority to act in their discretion.

AUDIT COMMITTEE CHARTER
of the Audit Committee
of Kimco Realty Corporation

              This Audit Committee Charter was adopted by the Board of Directors (the “Board”) of Kimco Realty Corporation (the “Company”) on July 23, 2003 and amended on February 1, 2005.

I.            Purpose

              The purpose of the Audit Committee (the “Committee”) is to assist the Board with its oversight responsibilities regarding:  (i)  the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and independent auditor.  The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

             In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws.  The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion.  While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board.  To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

             Notwithstanding the foregoing, the Committee’s responsibilities are limited to oversight.  Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements as well as the Company’s financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures.  The independent auditor is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles and reviewing the Company’s quarterly financial statements.  It is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosure are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations.  Each member of the Committee shall be entitled to rely on the integrity of those persons within the Company and of the professionals and experts (including the Company’s internal auditor (or others responsible for the internal audit function, including contracted non-employee or audit or accounting firms engaged to provide internal audit services) (the “internal auditor”) and the Company’s independent auditor) from which the Committee receives information and, absent actual knowledge to the contrary, the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts.

             Further, auditing literature, particularly Statement of Accounting Standards No. 100, defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors.  The members of the Committee are not independent auditors, and the term “review” as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

II.          Membership

             The Committee shall consist of no fewer than three members of the Board.  Each Committee member shall be financially literate as determined by the Board in its business judgment or must become financially literate within a reasonable period of time after his or her appointment to the Committee. Each member of the Committee shall have accounting or financial management experience and expertise, as determined by the Board in its business judgment.  In addition, either at least one member of the Committee shall be an “audit committee financial expert” within the definition adopted by the SEC or the Company shall disclose in its periodic reports required pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) the reasons why at least one member of the Committee is not an “audit committee financial expert.”

             Each Committee member shall satisfy the independence requirements of the New York Stock Exchange and Exchange Act Rule 10A-3(b)(1) and shall be free of any relationships that, in the opinion of the Board, would interfere with the exercise of their independent judgment.  No Committee member may simultaneously serve on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and such determination is disclosed in the Company’s annual proxy statement.

             The members of the Committee, including the Chair of the Committee, shall be appointed by the Board on the recommendation of the Nominating/Corporate Governance Committee.  Committee members may be removed from the Committee, with or without cause, by the Board.

III.          Meetings and Procedures

                The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings.  The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee.

                The Committee shall meet at least once during each fiscal quarter and more frequently as the Committee deems desirable.  The Committee shall meet separately, periodically, with management, with the internal auditor and with the independent auditor.

2

                All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote.  The Committee may, at its discretion, include in its meetings members of the Company’s management, representatives of the independent auditor, the internal auditor, any other financial personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate.  Notwithstanding the foregoing, the Committee may also exclude from its meetings any persons it deems appropriate, including, but not limited to, any non-management director that is not a member of the Committee.

                The Committee may retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate.  The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company.  The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

                The Committee may conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to the Committee.

IV.          Powers and Responsibilities

                Interaction with the Independent Auditor

                1.          Appointment and Oversight.  The Committee shall be directly responsible and have sole authority for the appointment, compensation, retentionand oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the Committee.

                2.          Pre-Approval of Services.  Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement.  Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management.  The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting.  If the Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Committee must be informed of each non-audit service provided by the independent auditor.  Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC.

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                3.          Independence of Independent Auditor.  The Committee shall, at least annually, review the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel that are providing audit services to the Company.  In conducting its review:

                             (i)          The Committee shall obtain and review a report prepared by the independent auditor describing (a) the auditing firm’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues.

                              (ii)          The Committee shall discuss with the independent auditor its independence from the Company, and obtain and review a written statement prepared by the independent auditor describing all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1, and consider the impact that any relationships or services may have on the objectivity and independence of the independent auditor.

                              (iii)          The Committee shallconfirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC.

                              (iv)          The Committee shall consider whether the Company should adopt a rotation of the annual audit among independent auditing firms.

                              (v)          The Committee shall, if applicable, consider whether the independent auditor’s provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditor.

                Annual Financial Statements and Annual Audit

                4.          Meetings with Management, the Independent Auditor and the Internal Auditor.

                             (i)          The Committee shall meet with management, the independent auditor and the internal auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

                             (ii)          The Committee shall review and discuss with management and the independent auditor:  (A) major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (B) any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; and (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

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                             (iii)          The Committee shall review and discuss the annual audited financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

                5.          Separate Meetings with the Independent Auditor.

                             (i)          The Committee shall review with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters. Among the items that the Committee should consider reviewing with the Independent Auditor are:  (A) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); (B) any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and (C) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company.  The Committee shall obtain from the independent auditor assurances that Section 10A(b) of the Exchange Act has not been implicated.

                             (ii)          The Committee shall discuss with the independent auditor the report that such auditor is required to make to the Committee regarding:  (A) all accounting policies and practices to be used that the independent auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (C) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

                             (iii)          The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect.

                6.          Recommendation to Include Financial Statements in Annual Report.  The Committee shall, based on the review and discussions in paragraphs 4(iii) and 5(iii) above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence pursuant to subparagraph 3(ii) above, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

                Quarterly Financial Statements

                7.           Meetings with Management, the Independent Auditor and the Internal Auditor.  The Committee shall review and discuss the quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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                Internal Audit

                8.          Appointment and Compensation.  The internal auditor shall report directly to the Committee for all matters other than day-to-day administrative matters, for which the internal auditor shall work with the management of the Company.  With respect to the internal auditor, the Committee shall initiate and terminate their employment, evaluate their performance and determine their compensation.

                9.          Separate Meetings with the Internal Auditor.  The Committee shall meet periodically with the Company’s internal auditor to discuss the responsibilities, budget and staffing of the Company’s internal audit function and any issues that the internal auditor believes warrant audit committee attention.  The Committee shall discuss with the internal auditor any matters that may be pertinent to the Committee’s duties and oversight function, including reports regarding:  (i) any significant matters reported to management by the internal auditor and any responses from management; (ii) any matters previously identified by the independent auditor or the internal auditor for review by management; (iii) quality and adequacy of the Company’s disclosure controls and procedures; (iv) quality and adequacy of the Company’s internal control over financial reporting; (v) plans, activities, staffing and effectiveness of the internal auditor; (vi) the audit risk assessment process, scope of the internal audit plan and coordination with the independent auditor; (vii) the status of findings and recommendations of the internal auditor and management’s responses; and (viii) the audit of expense reports and other expenditures approved by management.

                Other Powers and Responsibilities

                10.          The Committee shall discuss with management and the independent auditor the Company’s earnings press releases (with particular focus on any “non-GAAP” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies.  The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

                11.          The Committee shall discuss with management and the independent auditor any related-party transactions brought to the Committee’s attention which could reasonably be expected to have a material impact on the Company’s financial statements.

                12.          The Committee shall discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process, accounting policies or internal audit function.

                13.          The Committee shall discuss with the Company’s General Counsel or outside counsel any legal matters brought to the Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements.

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                14.          The Committee shall discuss with management the Company’s policies with respect to risk assessment and risk management.  The Committee shall discusswith management the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.

                15.          The Committee shall set clear hiring policies for employees or former employees of the Company’s independent auditor.

                16.          The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.  The Committee shall also establish procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters.

                17.          The Committee shall provide the Company with the report of the Committee with respect to the audited financial statements for inclusion in each of the Company’s annual proxy statements.

                18.          The Committee, through its Chair, shall report regularly to, and review with, the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, the performance of the Company’s internal audit function or any other matter the Committee determines is necessary or advisable to report to the Board.

                19.          The Committee shall at least annually perform an evaluation of the performance of the Committee and its members, including a review of the Committee’s compliance with this Charter.

                20.          The Committee shall at least annually review and reassess this Charter and submit any recommended changes to the Board for its consideration.

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APPENDIX B:

Proposed Revised Subsection A of
Article IV of the Company’s Charter

          A.          The total number of shares of all classes of stock that the Corporation shall have authority to issue is four hundred sixty-one million six hundred thousand (461,600,000) shares, consisting of three hundred million (300,000,000) shares of Common Stock, with a par value of $0.01 per share (the “Common Stock”), one hundred fifty-three million (153,000,000) shares of Excess Stock, with a par value of $0.01 per share (the “Excess Stock”), three million six hundred thousand (3,600,000) shares of Preferred Stock, with a par value of $1.00 per share (the “Preferred Stock”), three hundred forty-five thousand (345,000) shares of 7¾% Class A Cumulative Redeemable Preferred Stock, with a par value of $1.00 per share (“Class A Preferred Stock”), three hundred forty-five thousand (345,000) shares of Class A Excess Preferred Stock, with a par value of $1.00 per share (“Class A Excess Preferred Stock”), two hundred thirty thousand (230,000) shares of 8½% Class B Cumulative Redeemable preferred Stock, with a par value of $1.00 per share (“Class B Preferred Stock”), two hundred thirty thousand (230,000) shares of Class B Excess Preferred Stock, with a par value of $1.00 per share (“Class B Excess Preferred Stock”), four hundred sixty thousand (460,000) shares of 8 3/8% Class C Cumulative Redeemable Preferred Stock with a par value of $1.00 per share (“Class C Preferred Stock”), four hundred sixty thousand (460,000) shares of Class C Excess Preferred Stock, with a par value of $1.00 per share (“Class C Excess Preferred Stock”), seven hundred thousand (700,000) shares of 7½% Class D Cumulative Convertible Preferred Stock, with a par value of $1.00 per share (“Class D Preferred Stock”), seven hundred thousand (700,000) shares of Class D Excess Preferred Stock, with a par value of $1.00 per share (“Class D Excess Preferred Stock”), sixty-five thousand (65,000) shares Floating Rate Class E Cumulative Redeemable Preferred Stock, with a par value of $1.00 per share (“Class E Preferred Stock”), sixty-five thousand (65,000) shares of Class E Excess Preferred Stock, with a par value of $1.00 per share (“Class E Excess Preferred Stock”), seven hundred thousand (700,000) shares of 6.65% Class F Cumulative Redeemable Preferred Stock, with a par value of $1.00 per share (“Class F Redeemable Preferred Stock”) and seven hundred thousand (700,000) shares of Class F Excess Preferred Stock, with a par value of $1.00 per share (“Class F Excess Preferred Stock”).  The aggregate par value of all authorized shares having a par value is thirteen million one hundred thirty thousand dollars ($13,130,000).